EXHIBIT 99.1

For Immediate Release: September 19, 2016

Media Contacts:

Jennifer Nahas
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332

Joseph Kuo / Matthew Griffes
Haven Tower Group LLC
jkuo@haventower.com or mgriffes@haventower.com
424 652 6520 ext. 101 or ext. 103

Griffin Capital Essential Asset REIT II Announces Anticipated Close of Primary Offering

El Segundo, California (September 19, 2016) - The Board of Directors (the “Board”) of Griffin Capital Essential Asset REIT II, Inc. (the “Company”), recently approved the close of the Company’s primary offering effective January 20, 2017. In connection with the closing, the Company’s policy will be to accept subscription agreements only if they are received by the Company’s transfer agent on or before the close of business on January 20, 2017. The accounts must be fully funded and in good order no later than the close of business on January 31, 2017 for non-qualified account investments and March 3, 2017 for qualified account investments. The Company intends to continue to sell shares of its common stock in the offering pursuant to its distribution reinvestment plan following the termination of its primary offering.

About Griffin Capital Essential Asset REIT II
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT focused on acquiring a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type and lease duration. As of September 14, 2016, Griffin Capital Essential Asset REIT II, Inc. has acquired 27 office and industrial buildings totaling approximately 4.3 million rentable square feet and asset value of approximately $678.5 million.

About Griffin Capital Corporation
Led by senior executives with more than two decades of real estate experience collectively encompassing over $22 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 55.5 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 38 million square feet of space, located in 30 states and the United Kingdom, representing approximately $6.8 billion* in asset value, based on purchase price, as of August 1, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

* Includes the property information related to interests held in certain joint ventures.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.
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